AMENDMENT NO. 3
TO THE
AMENDED AND RESTATED BY-LAWS
OF
CLARUS CORPORATION

The Amended and Restated By-laws of Clarus Corporation, a Delaware corporation (the “By-laws”), shall be amended as follows:

Article VIII, Section 10 of the By-laws is hereby amended by deleting such section in its entirety and inserting the following Article VIII, Section 10 in lieu thereof:

“Section 10.  Amendments.  These by-laws may be amended or repealed and new by-laws may be adopted by the affirmative vote of the holders of a majority of the capital stock issued and outstanding and entitled to vote at any meeting of stockholders or by resolution adopted by the affirmative vote of not less than a majority of the number of directors of the Corporation.”

I hereby certify that the foregoing is a full, true and correct copy of Amendment No. 3 to the Amended and Restated By-laws of Clarus Corporation, a Delaware corporation, as in effect on the date hereof.

Dated: August 5, 2010

CLARUS CORPORATION By: /s/ Robert N. Peay Name: Robert N. Peay Title: Secretary